EXHIBIT 99

PRESS RELEASE

Peoples Financial Services Corp. Third Quarter Earnings Report

Net income through nine months in 2007 was $3,296,000 compared to $3,022,000 for the same period in 2006. For the quarter ended September 30, 2007, net income was $884,000 compared to $985,000 for the quarter ended September 30, 2006. Net income was negatively affected by an impairment charge to other real estate of $575,000 in the third quarter of 2007. The charge became necessary in relation to reasonable estimates obtained on the value of a commercial real estate property that the bank took a deed in lieu of foreclosure on in August of 2006. Net interest income for the first nine months of 2007 was $9,766,000 which compares to $8,922,000 for the nine-month period ended September 30, 2006. This is an increase of $844,000, or 9.46%. For the quarter ended September 30, 2007, net interest income was $3,388,000 compared to $2,973,000 for the same period in 2006. This was an increase of $415,000, or 13.96%.

Total assets on September 30, 2007 were $424,759,000, which compares to $411,604,000 as of September 30, 2006.  Total assets were up when compared to the December 31, 2006 figure of $416,268,000. Compared to the September 30, 2006 figure of $265,808,000, net loans were up 5.59% at $280,676,000 as of September 30, 2007. On December 31, 2006, net loans were $269,383,000.

Deposits totaled $321,343,000 as of September 30, 2007, compared to $318,708,000 on September 30, 2006, an increase of 0.83%. Total deposits were $323,613,000 as of December 31, 2006.

Peoples Financial Services Corp., Hallstead Pennsylvania, is the parent company of Peoples National Bank, an independent community bank with ten community offices.  The community office locations are:  Hallstead, Hop Bottom, Susquehanna, and Montrose, in Susquehanna County, Pennsylvania; Nicholson, Tunkhannock and Meshoppen, in Wyoming County, Pennsylvania; and Conklin, Deposit, and Binghamton, in Broome County, New York, Peoples Advisors, LLC, a member-managed limited liability company for the purpose of providing investment advisory services to the general public, and Peoples Financial Capital Corporation which main activities are the maintenance and management of intangible investments and the collection and distribution of the income from such investments.

Except for the historical information, this press release may contain forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties in the banking industry and overall economy.  Such risks and uncertainties are detailed in the Company’s Securities and Exchange Commission reports, including the Annual Report on Form 10-K and quarterly reports on Form 10-Q.